EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 4Q AND FULL YEAR EARNINGS

Provides Q1 Outlook and 2016 Estimate

Charlotte, NC (March 17, 2016) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended January 30, 2016. For the fourth quarter, the Company reported net income of $11.8 million or $0.42 per diluted share, compared to net income of $9.2 million or $0.33 per diluted share for the fourth quarter ended January 31, 2015. For the quarter, net income increased 28% and earnings per diluted share increased 27% from the prior year. Full year fiscal 2015 net income was $66.8 million or $2.39 per diluted share compared to $60.5 million or $2.15 per diluted share for 2014. For the year, net income increased 10% and earnings per diluted share increased 11% from the prior year.

Sales for fiscal fourth quarter ended January 30, 2016 were $247.3 million, an increase of 4% from sales of $237.8 million for the fourth quarter ended January 31, 2015. For the quarter same-store sales increased 1% from last year. For the year, the Company's sales increased 2% to $1,001.4 million from 2014 sales of $977.9 million. Same-store sales for the year 2015 were flat to 2014.

“In 2015, Cato delivered its highest earnings and earnings per diluted share in Company history,” commented John Cato, Chairman, President and Chief Executive Officer. “We were also able to achieve over $1 billion in sales, a major milestone for the company.”

Fourth quarter gross margin decreased to 36.1% of sales from 36.5% of sales in 2014 primarily due to reduced merchandise margins and higher occupancy costs. Selling, general and administrative expenses were 28.6% of sales, compared to 30.6% in the prior year. SG&A costs as a percent of sales were lower primarily due to

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704) 554-8510

lower accrued incentive compensation, which is based upon performance to the Company’s incentive plan targets. The Company’s effective income tax rate for the quarter increased to 29.6% from 19.6% last year primarily due to the impact of favorable tax adjustments in the fourth quarter of 2014.

For 2015, gross margin decreased to 38.4% of sales from 38.6% of sales in 2014 due to higher buying and occupancy costs partially offset by higher merchandise margins. Selling, general and administrative expenses decreased to 27.6% of sales compared to 28.3% in the prior year. The selling, general and administrative expense decrease was primarily due to lower accrued incentive compensation, partially offset by higher health care costs. Incentive compensation is based upon the Company’s incentive plan targets. The Company’s effective income tax rate decreased to 32.6% from 33.9% last year primarily due to favorable tax adjustments in 2015.

“Cato continues to maintain a strong balance sheet, with approximately $283 million in cash and short-term investments and no debt,” commented Mr. Cato. During 2015, the Company returned $39.7 million to shareholders through dividends of $33.6 million and share repurchases of $6.1 million. The Company maintained its quarterly dividend of $0.30 per share or $1.20 per year. For the fiscal year ended January 30, 2016, the Company opened 31 stores, relocated 11 stores and closed five stores. As of January 30, 2016, the Company operated 1,372 stores in 32 states.

Q1 Outlook and 2016 Estimate

Due to the continued volatility and overall difficulty in the retail environment, the Company believes 2016 could be a difficult year.

Earnings Estimates

The Company estimates first quarter same-store sales to be in the range of flat to down 2% and its gross margin rate will increase to 42.8% to 42.6% from 42.3% in 2015 resulting in net income to be in a range of $32.2 million to $31.2 million, an increase of 4% to flat compared to $31.1 million in the first quarter 2015. The Company estimates earnings per diluted share will be in a range of $1.16 to $1.12, an increase of 5% to 1% compared to $1.11 in first quarter 2015.

For 2016, the Company estimates same-store sales will be in a range of flat to down 2% and its gross margin rate be the range of 38.8% to 38.2% compared to 38.4% in 2015, resulting in net income in a range of $62.4

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

million to $57.8 million, a decrease of 7% to a decrease of 13% compared to $66.8 million in 2015. The Company estimates earnings per diluted share will be in a range of $2.24 to $2.07, a decrease of 6% to a decrease of 13% compared to $2.39 in 2015.

The Company’s net income estimates for 2016 also reflect the following assumptions:

  The Company plans to open 23 new stores during the year.
  The Company anticipates closing up to 17 stores by year-end. At this time, only one specific store has been identified for closure.
  Capital expenditures are projected to be approximately $27 million, including $11 million for store development as well as continued investment to enhance and upgrade existing systems.
  Depreciation is expected to be approximately $23 million for the year.
  The effective tax rate is expected to be approximately 33.0%.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510	7

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED JANUARY 30, 2016 AND JANUARY 31, 2015

(Dollars in thousands, except per share data)

		Quarter Ended			Nine Months Ended
	January 30,	%	January 31,	%	January 30,	%	January 31,	%
	2016	Sales	2015	Sales	2016	Sales	2015	Sales
REVENUES
Retail sales	$247,290	100.0%	$237,844	100.0%	$1,001,390	100.0%	$977,867	100.0%
Other revenue (principally finance,
late fees and layaway charges)	3,166	1.3%	2,269	1.0%	9,701	1.0%	9,047	0.9%
Total revenues	250,456	101.3%	240,113	101.0%	1,011,091	101.0%	986,914	100.9%
GROSS MARGIN (Memo)	89,214	36.1%	86,770	36.5%	384,910	38.4%	377,298	38.6%
COSTS AND EXPENSES, NET
Cost of goods sold	158,076	63.9%	151,074	63.5%	616,480	61.6%	600,569	61.4%
Selling, general and administrative	70,762	28.6%	72,850	30.6%	275,977	27.6%	276,291	28.3%
Depreciation	5,995	2.4%	5,728	2.4%	22,963	2.3%	22,026	2.3%
Interest and other income	(1,197)	-0.5%	(918)	-0.4%	(3,456)	-0.4%	(3,445)	-0.4%
Cost and expenses, net	233,636	94.5%	228,734	96.2%	911,964	91.1%	895,441	91.6%

Income Before Income Taxes	16,820	6.8%	11,379	4.8%	99,127	9.9%	91,473	9.4%
Income Tax Expense	4,975	2.0%	2,228	0.9%	32,285	3.2%	30,971	3.2%
Net Income	$11,845	4.8%	$9,151	3.9%	$66,842	6.7%	$60,502	6.2%

Basic Earnings Per Share	$0.42		$0.33		$2.39		$2.15
Diluted Earnings Per Share	$0.42		$0.33		$2.39		$2.15

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 30,	January 31,
	2,016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$67,057	$93,946
Short-term investments	215,495	162,185
Restricted cash	4,472	4,479
Accounts receivable - net	36,610	41,023
Merchandise inventories	141,101	137,549
Other current assets	7,317	15,269
Total Current Assets	472,052	454,451
Property and equipment – net	138,303	135,181
Noncurrent Deferred Income Taxes	10,280	3,363
Other assets	21,709	15,283
TOTAL	$642,344	$608,278

Current Liabilities:	$193,064	$193,901
Noncurrent Liabilities	36,615	34,179
Stockholders' Equity	412,665	380,198
TOTAL	$642,344	$608,278

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	9
(704) 554-8510